Exhibit 16

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements made by First Advantage Bancorp (copy attached), which we understand will be filed with the commission pursuant to Item 4.01 of Form 8-K on or about June 18, 2008.  We agree with the statements concerning BKD, LLP in such notification.  We have no basis to and therefore, do not agree or disagree with the other statements made by First Advantage Bancorp in the Form 8-K.

BKD, LLP

Louisville, Kentucky
June 18, 2008